As filed with the Securities and Exchange Commission on March 31, 2025

Registration No. 333-261568

Registration No. 333-281630

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT No. 333-261568

FORM S-8

REGISTRATION STATEMENT No. 333-281630

UNDER

THE SECURITIES ACT OF 1933

LI-CYCLE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Ontario	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

207 Queens Quay West, Suite 590, Toronto, ON M5J 1A7, Canada	N/A
(Address of Principal Executive Offices)	(Zip Code)

Li-Cycle Holdings Corp. 2021 Incentive Award Plan

Li-Cycle Corp. Stock Option Plan

Li-Cycle Corp. Long-Term Incentive Plan

(Full titles of the plans)

Ajay Kochhar

207 Queens Quay West, Suite 590

Toronto, ON M5J 1A7

(877) 542-9253

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Andrea M. Basham Freshfields US LLP 3 World Trade Center 175 Greenwich Street New York, NY 10007 (212) 277-4000	Rob Hansen Fraser Bourne McCarthy Tétrault LLP 66 Wellington Street West Suite 5300, TD Bank Tower Box 48 Toronto, ON M5K 1E6 (416) 362-1812

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to each of the following registration statements (collectively, the “Registration Statements”) filed by Li-Cycle Holdings Corp., an Ontario corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) to deregister any and all securities that remain unsold under the Registration Statements as of the date hereof:

•

Registration Statement on Form S-8 (No.  333-261568) registering (i) 304,173 common shares of the Company (the “Common Shares”), issuable upon the exercise of outstanding options governed by the Li-Cycle Corp. Stock Option Plan, as amended, (ii) 226,164 Common Shares issuable upon the exercise of outstanding options governed by the Li-Cycle Corp. Long-Term Incentive Plan, (iii) 131,730 Common Shares issuable upon the exercise of outstanding options governed by the Li-Cycle Holdings Corp. 2021 Incentive Award Plan, as amended and (iv) 1,718,209 Common Shares reserved for issuance under the Li-Cycle Holdings Corp. 2021 Incentive Award Plan, filed with the SEC on December 9, 2021; and

•

Registration Statement on Form S-8 (No.  333-281630), registering (i) the resale of 1,520,082 Common Shares issued under the Li-Cycle Holdings Corp. 2021 Incentive Award Plan, (ii) 1,613,111 Common Shares reserved for issuance under the Li-Cycle Holdings Corp. 2021 Incentive Award Plan and (iii) 100,628 Common Shares issuable upon the exercise of outstanding options governed by the Li-Cycle Holdings Corp. 2021 Incentive Award Plan, filed with the SEC on August 19, 2024.

All share numbers set forth above reflect a 1-for-8 share consolidation of the Common Shares, that became effective on June 3, 2024.

The Company has terminated any and all offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under the Registration Statements which remain unsold at the termination of the offerings, the Company hereby amends the Registration Statements and removes from registration any and all of the securities of the Company registered under the Registration Statements that remain unsold or otherwise unissued, if any, as of the date hereof, and hereby terminates the effectiveness of each of the Registration Statements. After giving effect to this Post-Effective Amendment to the Registration Statements, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada, on the 31st day of March, 2025.

Li-Cycle Holdings Corp.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar Title: President & CEO and Executive Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Ajay Kochhar	President & CEO and Executive Director (Principal Executive Officer)	March 31, 2025
Ajay Kochhar

/s/ Craig Cunningham	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2025
Craig Cunningham

*	Non-Executive Director	March 31, 2025
Mark Wellings

/s/ Jacqueline Dedo	Non-Executive Director	March 31, 2025
Jacqueline Dedo

*	Non-Executive Director	March 31, 2025
Scott Prochazka

*	Non-Executive Director	March 31, 2025
Anthony Tse

/s/ Susan Alban	Non-Executive Director	March 31, 2025
Susan Alban

/s/ Diane Pearse	Non-Executive Director	March 31, 2025
Diane Pearse

/s/ Kunal Sinha	Non-Executive Director	March 31, 2025
Kunal Sinha

*By:	/s/ Ajay Kochhar
Name: Ajay Kochhar Title: Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Li-Cycle Holdings Corp., has signed this Post-Effective Amendment to the Registration Statements in the City of Newark, State of Delaware, on March 31, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director